Exhibit 99.1

HubSpot Announces Andrew Anagnost Joins Board of Directors

CAMBRIDGE, MA – August 17, 2023 – HubSpot, a leading customer relationship management (CRM) platform, announced today that Andrew Anagnost, President and CEO at Autodesk, will join the company’s Board of Directors, effective September 5. Anagnost brings more than 25 years of product, business, and marketing experience focused on driving strategy, transformation, and product development.

Anagnost joins as Avanish Sahai transitions from the board, also effective September 5. Sahai joined HubSpot’s Board in 2018 and his deep expertise on platforms and partnerships has made a great impact on the growth of HubSpot’s customer platform.

“I want to thank Avanish for his support and guidance over the past five years and wish him luck on his next exciting chapter pursuing educational opportunities. He’s been an incredible partner who was instrumental in helping HubSpot move from an applications company to a platform company. While I’m sad to see Avanish go, I’m delighted to welcome Andrew to our board,” said Brian Halligan, HubSpot’s co-founder and Executive Chairperson. “As a current CEO with a long history of delivering value to customers, Andrew has an impressive track record for scaling high-growth companies. I think he’ll prove to be an amazing partner for HubSpot as we continue to innovate with new AI capabilities and power scaling companies to connect more deeply with their customers.”

“HubSpot is an innovative company and their platform serves an important market need for businesses around the world to better connect with their customers,” said Anagnost. “I’m really looking forward to working with the HubSpot team and my fellow board members to help the company grow and meet their mission.”

Prior to becoming President and CEO of Autodesk in June 2017, Anagnost served as Chief Marketing Officer and SVP of the Business Strategy & Marketing organization. In this role, he served as architect and leader of Autodesk’s business model transition—moving the company to become a software-as-a-service (SaaS) solutions provider. Early in his Autodesk career, Anagnost led the development of the company’s manufacturing products and grew Autodesk Inventor revenue to over $500 million.

“When joining the board five years ago, I was drawn to HubSpot’s focus on solving a critical gap for small and medium-sized businesses, and I’m proud of the milestones that HubSpot has achieved to help companies grow better,” said Sahai. “It’s been a pleasure working with HubSpot and my fellow board members, and I’m confident that Andrew and the rest of the team will do a great job supporting HubSpot in this exciting chapter.”

To learn more about HubSpot’s Board of Directors, please visit https://www.hubspot.com/company/board-of-directors.

Exhibit 99.1

About HubSpot

HubSpot (NYSE: HUBS) is a leading customer relationship management (CRM) platform that provides software and support to help companies grow better. The platform includes marketing, sales, service, operations, and website management products that start free and scale to meet our customers’ needs at any stage of growth. Today, more than 184,000 customers across more than 120 countries use HubSpot’s powerful and easy-to-use tools and integrations to attract, engage, and delight customers.

Named Glassdoor’s #2 Best Place to Work in 2022, HubSpot has been recognized for its award-winning culture by Great Place to Work, Comparably, Fortune, Entrepreneur, Inc., and more. HubSpot was founded in 2006 and is headquartered in Cambridge, Massachusetts. The company’s thousands of employees work across the globe in HubSpot offices and remotely.

Learn more at www.hubspot.com.

Press Contact

Alexa Becker

albecker@hubspot.com